Exhibit 10.2
Amendment No. RIO291T01B
AMENDMENT
TO THE
CONSTRUCTION AND TERM LOAN SUPPLEMENT
THIS AMENDMENT is entered into as of May 30, 2007, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and WESTERN IOWA ENERGY, LLC, Wall Lake, Iowa (the “Company”).
BACKGROUND
Farm Credit and the Company are parties to a Construction and Term Loan Supplement dated June 6, 2005 (such agreement, as previously amended, is hereinafter referred to as the “Supplement”). Farm Credit and the Company now desire to amend certain sections of the Supplement. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged). Farm Credit and the Company agree that the following sections of the Supplement are hereby amended to read as follows:
1. Section 6 of the Supplement is hereby amended and restated to read as follows:
SECTION 6. Promissory Note. The Company promises to repay the loans as follows: (i) in 20 equal, consecutive quarterly installments of $450,000.00 with the first such installment due on December 20, 2006, and the last such installment due on September 20, 2011; and (ii) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on December 20, 2011. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof.
In addition, for each fiscal year end, beginning with the fiscal year ending in 2006, and ending with the fiscal year ending in 2012, the Company shall also, within one-hundred twenty (120) days after the end of such fiscal year, make a special payment of an amount equal to 50% of the “Free Cash Flow” (as defined below) of the Company; provided, however, that: (i) if such payment would result in a covenant default under this Supplement or the MLA, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, the applicable broken funding surcharges would still apply; and (iii) the aggregate of such payments shall not exceed $6,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective fiscal year’s depreciation and amortization expense, minus allowable capitalized expenditures for fixed assets during fiscal year 2007 through 2012, allowed distributions to members/owners, and scheduled term loan payments to Agent and other long-term debt creditors. This special payment shall be applied to the principal installments in the inverse order of their maturity.
In the event that all outstanding principal balances under this Supplement are paid in full prior to the end of fiscal year 2012, Free Cash Flow payments, as described above, shall nevertheless continue, and the amount thereof (including any remaining portion in the event that part of such payment is applied to the remaining balance under this Supplement) shall be applied to the Construction and Revolving Term Loan Supplement dated June 6, 2005, and numbered R10291T02, and any restatements and amendments thereto, in the form of early reductions in the Commitment thereunder, as specified therein, of a like dollar amount. The foregoing requirement shall survive payment in full of this Supplement.

Amendment RIO29 1 TO1B to Supplement R10291T0
Western Iowa Energy, LLC
Wall Lake, Iowa
2. Except as set forth in this amendment, the Supplement, including all amendments thereto, shall continue in full force and effect as written.
IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVIES OF AMERICA, FLCA		WESTERN IOWA ENERGY, LLC

By:	/s/ Shane Frahm	By:	/s/ William J. Horan

Title:	Vice President	Title:	Chair